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Exhibit 4.10

[Name of Owner]
and
V.SHIPS GREECE Ltd.
SHIP TECHNICAL MANAGEMENT AGREEMENT

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SHIP TECHNICAL MANAGEMENT AGREEMENT
INDEX
PART	SUBJECT MATTER	PAGE NO.

Part I	Vessel Details	4
Part II	Terms of Agreement

1.	Definitions & Interpretation	6
2.	Appointment of Managers	6
3.	Basic Services	6
3.1	Crewing	6
3.2	Technical Management	8
3.3	Purchasing	9
~~3.4~~	~~Insurance~~	~~9~~
3.5	Accounting and Budgeting	10
3.6	Operations	10
3.7	Information System Software	10
3.8	Shipboard Oil Pollution Emergency Plan	11
3.9	OPA	11
3.10	Assistance with Sale of Vessel	12
3.11	Vessel trading in high risk areas	12
4.	Other Services	12
5.	Managers’ Obligations	12
6.	Owners’ Obligations	13
7.	Documentation	13
8.	Management Fee	14
9.	Payments and Management of Funds	15
10.	Managers’ Right to Sub-Contract	16
11.	Responsibilities	16
11.1	Force Majeure	16
11.2	Liability to Owners	16
11.3	Indemnity – General	16
11.4	Indemnity – Tax	17
11.5	Himalaya	17
~~12.~~	~~Liens~~	~~17~~
13.	Claims/Disputes	17
14.	Auditing, Records	18
15.	Inspection of Vessel	18
16.	Compliance with Laws & Regulations	18
17.	Duration of the Agreement	19
17.1	Termination by Notice	19
17.2	Termination by Default – Owners	19
17.3	Termination by Default – Managers	19
17.4	Liquidation	19
17.5	Extraordinary Termination	20
18.	Confidentiality	20
19.	Suspension of Services	20
20.	Law and Arbitration	20

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	21.	Amendments to Agreement	21
	22.	Time Limit for Claims	21
	23.	Condition of Vessel	21
	24.	Use of Associated Companies	21
	25.	Notices	21
	26.	Staff Loyalty	21
	27.	Entire Agreement	22
	28.	Partial Validity	22
	29.	Non Waiver	22

Part III	Other Services		24
Part IV	Fee Schedule		26
Part V	Fleet Details		27
Part VI	Initial Budget		28

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SHIP TECHNICAL MANAGEMENT AGREEMENT - PART I
1.	Vessel Details
	Name:	EXELIXSEA	GT/NT:	40,077 / 25,302
	Flag:	MARSHALL ISLANDS	Class:	RINA
	Type:	BULK CARRIER	Year Built:	2011
IMO number:	9476953

2.	Owners
Name:

2.1	Owners’ Registered Address (where the company is registered):

Country of Incorporation:

2.2	Owners’ business establishment address (head office and principal place of business):
	Telephone Number:	Fax Number:
	Contact Name:	Position:
Email address:

2.3	Owners’ VAT registration number if business establishment address at 2.2 is in the European Union

3.	Managers
	Name:	V.SHIPS GREECE Ltd.
	Registered Office:	3rd Floor, Par-La-Ville Place, 14 Par-La-Ville Road, Hamilton HM 08, Bermuda
Country of Incorporation: Bermuda
4. Date of Commencement of Agreement (Clause 2.1) Upon Owners’ delivery of the Vessel to the Managers, or upon any other date as may be notified by the Owners to the Managers.
5.	Notices to Owners: at the Owners’ Principal Place of Business address, fax number and email address stated in Box 2

6.	Notices to Managers:	at the address, fax number and email address stated in Box 3 with a copy to Marine Legal Services Limited, 1st floor, 63 Queen Victoria Street, London EC4N 4UA tel Email:

It is mutually agreed between the party mentioned in Box 2 of Part I (hereinafter called “the Owners”) and the party mentioned in Box 3 of Part I (hereinafter called “the Managers”) that this Agreement consisting of PARTS I to VI inclusive shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of an applicable Appendix of Part III shall prevail over the provisions of PART II to the extent of such conflict but only in respect of the Management Service to be provided in terms of such applicable Appendix. In the event of a conflict between the Fee Schedule and the provisions of an applicable Appendix of Part III, the provisions of the Fee Schedule shall prevail.

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DATE OF AGREEMENT:

Signature(s) (Owners)	Signature(s) (Managers)

Title:	Title:

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SHIP TECHNICAL MANAGEMENT AGREEMENT - PART II

1.	Definitions and Interpretation
1.1
In this Agreement, in addition to terms defined in Part I, save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.
“Basic Services” means services relating to Crewing, Technical Management, Purchasing, Operations, Accounting and Budgeting, Information System Software, Shipboard Oil Pollution Emergency Plan, OPA and Assistance with Sale provided in accordance with Clause 3.
“Crew Support Costs” means all expenses of a general nature not particularly referable to any individual vessel for the time being managed by the Managers and incurred for the purpose of providing an efficient and economic management service including, without prejudice to the generality of the foregoing, cost of crew standby pay, training schemes, cadet training schemes, study pay, recruitment and interviews.
“Fee Schedule” means the Schedule comprising Part IV or any revised Fee Schedule prepared by the Managers after the date hereof and agreed by the Owners in writing to record adjustments to the fees payable from time to time under this Agreement.
“Information System Software” means the Managers’ proprietary ship management software in executable object code form as described in Clause 3.7.1 as the same may be upgraded and updated from time to time.
“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by Resolution A.714 (18) of the International Maritime Organisation on 4 November 1994 and incorporated on 19 May 1994 into the SOLAS Convention 1974 as Chapter IX and any amendment thereto or substitution thereof.
“ISPS Code” means the International Ship and Port Facility Security Code as adopted on 12 December 2002 by resolution 2 of the Conference of Contracting Governments to the International Convention for the Safety of Life at Sea 1974 and any amendment thereto or substitution thereof.
“Management Services” means Basic Services and Other Services and all other functions performed by the Managers under the terms of this Agreement.
“MLC” means the Maritime Labour Convention 2006 and any amendment thereto, substitution thereof and ratification of the Maritime Labour Convention 2006 in the respective States national law.
“OPA” means the United States Oil Pollution Act of 1990, regulations made thereunder, and any amendment thereto or substitution thereof.

“Other Services” means any services provided by Managers affirmatively indicated in Part III of this Agreement.
“Severance Costs” means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any contract for service on board the Vessel.
“SMS” means a Safety Management System in accordance with the ISM Code.
“SSP” means a Ship Security Plan in accordance with the ISPS Code.
“STCW” means the International Maritime Organisation Convention on Standards of Training Certification and Watchkeeping for Seafarers 1978, as amended in 1995 and any amendment thereto or substitution thereof.
“the Vessel” shall mean the vessel details of which are set out in Box 1 of Part I.
1.2
Clause Headings are inserted for convenience and shall be ignored in construing this Agreement; words denoting the singular number shall include the plural number and vice versa; references to Parts are to Parts of this Agreement; references to Clauses are to Clauses of Part II except where otherwise expressly stated; and references to any enactment include any re-enactments, amendments and extensions thereof.

2.	Appointment of Managers
2.1
With effect from the date stated in Box 4 of Part I (the “Date of Commencement”) and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the managers of the Vessel in respect of the Management Services.

2.2
In performing any of the Management Services the Managers shall, as agents for and on behalf of the Owners, have authority to take such steps as the Managers may from time to time in their reasonable discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.	Basic Services
Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out, as agents for and on behalf of the Owners, the Basic Services in accordance with the following provisions of this Clause.
3.1	Crewing
3.1.1  The Managers shall provide suitably qualified crew for the Vessel and its trade as required by the Owners in accordance with current STCW requirements as agents for and on behalf of the Owners, provision of which includes but is not limited to the following functions:

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(i)
select and engage Master, officers and crew (hereinafter collectively referred to as the “Crew”); where the Owners make a complaint about any member of the Crew the Managers will promptly investigate the same and if it proves to be justified, replace the Crew member concerned as soon as practicable;

(ii)
ensure that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew, and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii)
ensure that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates which are valid for the duration of their service onboard the Vessel and issued in accordance with appropriate flag state requirements and P&I Club requirements; in the absence of applicable Flag state requirement medical certificate shall be dated no more than three (3) months prior to the respective Crew members leaving the country of domicile and maintained for the duration of their service on board the vessel;

(iv)	arrange of transportation of the Crew, including repatriation;
(v)
supervise the efficiency of the Crew and use the Manager’s standard crew appraisal system (written or electronic) and administration of all other Crew matters such as planning for the manning of the Vessel;

(vi)	make payroll arrangements, including settling manning and agency expenses for the manning agents in the Crew’s country of origin and, if applicable, payment of Severance Costs;
(vii)	if requested by the Owners, conducting union negotiations and making agreed payments to unions;
(viii)	verify that the Crew shall have a command of the English of a sufficient standard to enable them to perform their duties safely;
(ix)	operate the Managers’ Drug and Alcohol Policy;
(ix)
arrange Crew training in accordance with the Managers’ policies but always in compliance with STCW (and as provided for in the budget), records of such training being maintained in the Manager’s standard format and will be provided to the Owners on a monthly basis.

3.1.2	Crew Claims

The Managers will provide such information as requested by relevant brokers and/or P&I Club managers to enable such brokers or managers to prepare and process all Crew insurance claims with the Owners’ approval.

3.1.3
The Owners agree to implement and abide by all the terms and conditions of employment under which the Crew are engaged by the Crew Managers as agent for the Owners. The Owners shall be the employer of the Crew and under no circumstances shall the Crew Managers be deemed to be the employer of the Crew. The Owners authorise the Crew Managers to sign contracts of employment with the Crew as agent only for and on behalf of the Owners and/or to procure that a seafarer recruitment and placement service, in the country of domicile of each Crew member, signs a contract of employment with such Crew member as agent only for and on behalf of the Owners. If the Vessel is covered by an ITF approved agreement or any other CBA/national agreement the Owners also authorise the Crew Managers to sign the ITF approved agreement or any other CBA/national agreement on their behalf and agree to provide all information necessary for this purpose. The Managers to provide the Owners copies of the contracts of employment upon request.

3.1.4
The Owners to approve the engagement of any member of the Crew within four (4) working days of receipt from the Managers of reasonable details of the proposed appointee. No response within the stipulated timeframe indicates tacit approval.

3.1.5
In the event that any officers or ratings are supplied by the Owners or on their behalf, the Owners shall procure that they comply with the requirements of STCW and MLC. Owners will instruct such officers and ratings to obey all reasonable orders of the Managers.Any such officers or ratings shall, at the Owners’ cost, be trained in accordance with the Managers training matrix.

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3.1.6 The Managers shall procure that the Crew consent to processing of their personal data for legitimate business purposes. The Owners warrant that personal data of the Crew will be processed in accordance with the requirements of  all applicable laws, rules, regulation, directives and governmental requirements relating in any way to the privacy, confidentiality, security, integrity and protection of personal data, including without limitation: (a) the Philippine Data Privacy Act of 2012 and its implementing rules and regulations (together the “DPA”); (b) the EU General Data Protection Regulation 2016/679 (“GDPR”), (c) the EU ePrivacy Directive 2002/58/EC as amended by Directive 2009/136/EC, and any EU  Member State national implementing legislation; (d) applicable laws regulating unsolicited telephone calls, email, text/SMS or other electronic or anti-spam legislation; (e) applicable laws relating to data breach notification; (f) applicable laws imposing minimum information security requirements; (g) applicable laws requiring the secure disposal of records containing personal data; and (h) applicable laws regulating cross-border data transfers of personal data; (i) UK Data Protection Act 2018; and (j) the United Kingdom General Data Protection Regulation (“UK GDPR”) each as amended or superseded from time to time.

3.1.7
For the purposes of the MLC, the Owners shall be deemed “Shipowner” and under no circumstances whatsoever, notwithstanding the Managers agreeing to carry out specific obligations under the MLC on behalf of the Owners, shall the Managers be deemed “Shipowner”. It is a condition of this Agreement that the Owners shall provide all Crew with MLC compliant working and living conditions. The Owners shall ensure that, in case there is any Seafarer Recruitment & Placement Service supplying any member of the Crew to the Vessel or any entity directly employing other persons to work onboard the Vessel, the latter shall provide to the Managers documentary evidence of MLC compliance issued under the provisions laid down by the applicable ratifying administration or, in the case of a non-ratifying administration, documentary evidence from a Recognised Organisation that is accepted by the flag administration of the Vessel.

3.1.8
The Owners authorise the Managers to sign contracts of employment with the Crew as agent only for and on behalf of the Owners and/or to procure that a Seafarer Recruitment & Placement Service, in the country of domicile of a Crew member, signs contracts of employment with such Crew member as agent only for and on behalf of the Owners. The Managers to provide the Owners copies of all the contracts of employment upon request.

3.1.9
The Owners shall be responsible for the payment of wages to the Crew Managers. In accordance with the Owners instructions, the Crew Managers shall distribute the wages to the Crew as agents for and on behalf of the Owners.

3.1.10
In the event that the Crew payroll is administered by the Managers on behalf of the Owners, notwithstanding any provision herein to the contrary, the Managers do not provide advice on tax or social insurance to which the Crew may be subject. The Owners shall remain exclusively responsible and liable in respect of tax and social insurance which may be applicable to the Crew including, without limitation, advising the Managers of any tax, social insurance or other amounts required to be deducted from Crew remuneration.

3.2	Technical Management
The Managers shall provide technical management which includes, but is not limited to the following functions:
(i)	provision of personnel to supervise the maintenance and general efficiency of the Vessel;
(ii)
arrangement and supervision of drydockings, repairs, modifications to and the upkeep of the Vessel to the standards agreed with the Owners provided that the Managers shall be entitled to incur the necessary expenditure, which is subject to Owners’ prior approval, to ensure that the Vessel will comply with all requirements and recommendations of the classification society and equipment manufacturers, and with the laws and regulations of the country of registry of the Vessel and of the places where she trades;

(iii)	arrangement of periodic analysis of the bunker fuel, lubricating oils and chemicals by third parties (the costs being included in the Vessel’s running costs);
(iv)	appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary, provided they are pre-approved by the Owners;
(v)
visits to the Vessel by superintendents or other staff of the Managers for up to 25 days on board the Vessel in any calendar year (or pro rata for part of a calendar year) excluding the dry-docking period of the vessel and visits to the Vessel by superintendents or other staff of the Managers in excess of this allowance to be pre-approved in writing by the Owners;

(vi)	notify and receive prior approval by the Owners of any non-budgeted item of expenditure;
(vii)	notify and receive prior approval by the Owners if there is an operational need to exceed quarterly budget allowance as attached to this agreement under Part VI.
(viii)	development, implementation and maintenance of an SMS and an SSP.

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3.3	Purchasing
3.3.1
The Managers shall arrange for the supply of necessary victualling, stores, spares, provisions, lubricating oils and services (including drydock services) for the Vessel for any amount of up to US$5,000. With respect to the supply of any items of an amount between US$5,000 to US$10,000 the Managers shall request the Owners pre-approval, which should be provided within 48 hours from the Managers’ request. No response within such stipulated timeframe indicates tacit approval by the Owners. For any purchase above US$10,000, the Managers will advise the details and quotations to the Owners in writing requesting authority to proceed. The Owners have the right to arrange for any purchasing and shall advise the Managers accordingly. To enable the Managers to arrange such supplies on the most advantageous terms, the Managers shall be entitled to join with other parties in making arrangements for bulk purchase. The Managers are presently members of MARCAS International Limited (“MARCAS”), a contracting association providing access to commodities and dry-dock services globally (www.marcas.org). MARCAS negotiates on behalf of its members with selected suppliers the best available price, terms and conditions for the bulk purchase of goods and services for the marine industry with the aim of offering to members and their clients savings on vessel technical operating costs.

3.3.2
Details of the suppliers contracted by MARCAS and prices available for the Vessel at the time of supply shall be made available to Owners upon their request. Owners acknowledge that all information relating to prices is confidential and undertake not to disclose the same to third parties without the prior written consent of the Managers.

3.3.3
Where MARCAS has negotiated terms and conditions with suppliers of any stores, spares provisions, or lubricating oils (“Goods”) and/or suppliers of services required by the Vessel, then the purchase of such Goods and services will, unless operational or other circumstances otherwise require, be undertaken with such suppliers on the basis of the terms and conditions negotiated by MARCAS.

3.3.4
MARCAS will where practicable obtain a best price charter from suppliers that the prices for all Goods and services purchased by MARCAS’s members will be the lowest prices available. If the Owners are able to obtain in good faith, on arms’ length terms, on a true like for like basis (including quality, certification, timing, manufacturer, place of supply, etc., but ignoring taxes and exchange rate fluctuations), the same Goods and/or services at a lower price than that obtained by MARCAS, the Owners will supply full details to the Managers who will promptly raise the matter with MARCAS and pass on to Owners any refund obtained by MARCAS from the supplier.

3.3.5
The Owners have received details from the Managers of the business rules and operating procedures adopted by MARCAS, including provisions related to fees that MARCAS will retain as applicable, and agree to comply with such rules and operating procedures as the same may be amended from time to time.

3.3.6
The Owners acknowledge that they are aware that prices obtained from suppliers require strict adherence to the payment terms agreed with suppliers (normally 45 days from date of invoice) and any failure by the Owners to provide the Managers with funds to settle sums due to suppliers on time will (in the absence of a good faith dispute) result in an immediate 2% surcharge. The Managers are hereby expressly authorised to settle such surcharge charges from any sums held by them on behalf of Owners. The Owners further acknowledge that they are aware if payments to suppliers are regularly made late, or if suppliers are not satisfied with Owners’ credit rating, suppliers may refuse to supply at the prices and on the terms negotiated by MARCAS.

3.3.7
The Owners acknowledge that the Managers may be requested by suppliers to disclose details of the beneficial ownership of the Owners and that the Managers may not be able to obtain the most advantageous terms from such suppliers should the Owners not agree to such disclosure.

~~3.4~~	~~Insurance~~ NOT APPLICABLE
~~3.4.1 If instructed by the Owners, the Managers shall refer the Owners to brokers for the placing of insurances and shall liaise between the brokers and the Owners to provide such information as may be required to make any claim, in each case in accordance with the following provisions.~~
~~3.4.2~~
~~The Managers shall arrange for brokers to place such insurances as the Owners shall have instructed or agreed, in particular as regards values, deductibles and franchises.  At each renewal the Managers will liaise with brokers and the Owners:~~

~~(i) as to any changes in insured values required;~~
~~(ii) in respect of premiums, franchises and deductibles and any other changes for the new policy year; and~~
~~(iii) to update the budget to reflect changes in insurance premiums.~~
~~For the avoidance of doubt under no circumstances will the Managers be liable to the Owners for any losses which the Owners may incur as a result of the level of insured values.~~
~~3.4.3~~	~~The Managers shall engage the services of their appointed insurance brokers to arrange such insurances.~~

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~~3.4.4~~
~~The Managers shall compile such statistics and enter into negotiations with such brokers and P & I Club managers as they consider necessary or desirable in order to arrange for such insurances to be placed.~~

~~3.4.5~~	~~Once insurances are placed the Managers shall arrange for all cover notes to be checked and for all debit notes to be paid as required.~~
~~3.4.6~~
 ~~The Managers shall have the right to obtain confirmation direct from the brokers, underwriters and P & I Clubs through whom the Vessel’s insurances are arranged that all premiums calls and contributions due have been paid and that insurances meet the Owners’ obligations under Clauses 6.3, 6.4 and 6.5.   Where any premiums, calls and/or contributions are not paid, the Managers shall be entitled to pay the same from any funds held by them for the Owners and/or  to terminate this Agreement forthwith by notice in writing.~~

~~3.4.7~~
~~Unless otherwise indicated by the Owners, the Managers shall provide such information as requested by the relevant brokers to enable such brokers to handle and or procure the settling of all insurance average and salvage claims in connection with the Vessel.~~

3.5	Accounting and Budgeting
3.5.1	The Managers shall:
(i)	maintain records of all costs and expenditure incurred hereunder as well as data necessary or proper for the settlement of accounts between the parties;
(ii)
establish an accounting system for the Vessel and supply regular monthly reports (within 5 working days from the end of the preceding month) in accordance therewith in the Managers’ standard format or, on agreement of an additional fee, such other form as may be mutually agreed in writing with the Owners.

3.5.2
The Managers shall present to the Owners annually a budget for the following calendar year in the Managers’ standard format. The budget for the period in 2023 following the date stated in Box 4 of Part I is set out in Part VI.

3.5.3
The Owners shall notify the Managers of their acceptance and approval of the annual budget within 14 days of presentation and in the absence of any response the Owners shall be deemed to have accepted the said budget. In the event that the Owners do not accept an annual budget presented by the Managers within the period aforesaid and that budget is, in the reasonable opinion of the Managers, fair and reasonable, the Managers shall be entitled to terminate this Agreement by notice in writing, in which event this Agreement shall terminate on the expiry of a period of one (1) month from the date upon which such notice is given.

3.5.4
The Managers shall produce a monthly comparison between budgeted and actual expenditure of the Vessel in the Managers’ standard format or, on agreement of an additional fee, such other form as may be mutually agreed in writing accompanied by proper written justification of variances reports. In addition if required by the Owners the Managers shall produce quarterly forecast report on the annual budget.

3.5.5	This Clause 3.5 is subject to the provisions of Part VI.

3.6 Operations
In cases requested and always in co-operation with the Owners, the Managers shall, as agents for the Owners, provide support for the appointment of agents.

3.7	Information System Software
3.7.1
The Managers will, subject to the remaining provisions of this Clause 3.7, provide the Owners and the Vessel with the Information System Software to allow information from both the Vessel’s and the Managers’ office to be accessed directly by the Owners via the “PartnerShip Network” secure website. Financial, technical and operational information relating to the Vessel will be available from both the Vessel and office outputs, with the ability to “drill down” on accounts. This will provide the Owners with immediate access to the same information available to the Managers and to reports generated for the Owners, with a view to providing improved efficiency and cost savings to the Owners in his overview of the management of the Vessel.

3.7.2
Should the Owners have existing software applications on board the Vessel which they wish to retain, the Owners will permit the Managers to carry out an on board audit to assess the suitability, compatibility with the Information System Software, and any risks or disadvantages associated with the continued use of such applications.

3.7.3	The main features of the Information System Software at the date of this Agreement are:
(i)
comprehensive management software providing single point of entry to the Vessel incorporating Crew administration, vessel noon reporting, operational and port reporting, defect and deficiency reporting and performance monitoring;

(ii)	a ship to shore and shore to ship e-mail package providing cost efficient communications available to both Owners and their charterers; and

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(iii)
a computerised maintenance system including inventory control and automated purchase order handling. (An initial charge, to be agreed with Owners, may be made for the set-up of the maintenance database, depending on the system currently existing on board the Vessel).

3.7.4	The costs for the Information System Software are set out in the Fee Schedule, and are included in the Vessel’s running costs, as follows:
(i)	the license fee;
(ii)	remote access from the Owners’ Office through the Managers’ PartnerShip network;
(iii)	maintenance, updates and upgrades;
(iv)	24 hour support;
(v)	provision of anti-virus software and regular upgrades;
(vi)	operational manuals on CD ROM and regular updates;
(vii)	annual remote audit of the Vessel IT systems providing a system health check;
(viii)	user manuals and training of the Crew in the use of the Information System Software; and
(ix)	e-mail on board the Vessel.
3.7.5	Such costs do not include:
(i)	the costs of appropriate hardware on board the Vessel;
(ii)	travel and other related costs for installation support of the Information System Software on board the Vessel;
(iii)	the set-up cost of the data base for the maintenance system; the Client remains an owner of the PMS data, which can be exported at any given time on request.
(iv)	any specific reports specified by the Owners where new data/specialist reporting is required; and
(v)	costs incurred pursuant to clause 3.7.2.
3.7.6
Installation and set-up of the Information System Software will be undertaken on a date agreed between the Managers and the Owners having regard to the Vessel’s schedule and the availability of the Managers’ personnel.

3.7.7
Solely for the duration of this Agreement the Managers hereby grant the Owners a personal, non-transferable non-exclusive license to use a single copy of the Information System Software as installed by the Managers on a single computer on board the Vessel.

3.7.8
The Information System Software is owned by the Managers or its subsidiaries and is protected by applicable copyright and patent laws. The Owners may not copy the Information System Software (except for back-up purposes only) or any written materials which accompany it, and may not sell, rent, lease, lend, sub-license, reverse engineer or distribute the Information System Software or such written materials.

3.7.9	The Managers do not warrant that the Information System Software will meet the Owners’ requirements or that the use or operation of the Information System Software will be uninterrupted or error free.

3.8	Shipboard Oil Pollution Emergency Plan
3.8.1
The Managers will prepare and obtain all necessary approvals for a shipboard oil pollution emergency plan (SOPEP) in a form approved by the Marine Environment Protection Committee of the International Maritime Organisation pursuant to the requirements of Regulation 26 of Annex I of the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, as amended (MARPOL 73/78).

3.8.2
The SOPEP will be written in the English language and will be reviewed and updated from time to time. If required the Managers will arrange for the translation of the SOPEP into another language, the cost of translation being recoverable in terms of Clause 8.5.

3.8.3
The Managers will also undertake regular training of the Crew in the use of the SOPEP including drills to ensure that the SOPEP functions as expected and that contact and information details specified are accurate.

3.9	OPA
3.9.1	If instructed by the Owners, the Managers will:
(i)	arrange for the preparation, filing and updating of a contingency Vessel Response Plan in accordance with the requirements of OPA and instruct the Crew in all aspects of the operation of such plan;
(ii)
identify and ensure the availability by contract or otherwise of a Qualified Individual, a Spill Management Team, an Oil Spill Removal Organisation, resources having salvage, firefighting, lightering and, if applicable, dispersant capabilities, and public relations/media personnel to assist the Owners to deal with the media in the event of discharges of oil.

3.9.2
The Managers are expressly authorised as agents for the Owners to enter into such arrangements by Contract or otherwise as are required to ensure the availability of the services outlined in Clause 3.8.1. The Managers are further expressly authorised as agents for the Owners to enter into such other arrangements as may from time to time be necessary to satisfy the requirements of OPA or other Federal or State laws.

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3.9.3	The Owners will pay the fees due to third parties providing the services described above together with costs to the Managers if any. The level of fees will be included in the Vessel’s running costs.
3.9.4	On termination of this Agreement, the Vessel Response Plan and all documentation will be returned to the Managers at the expense of the Owners, provided such expense does not exceed US$150.

3.10	Assistance with Sale of Vessel
The Managers shall, if requested, provide Owners with technical assistance in connection with any sale of the Vessel. The Managers will, if requested in writing by the Owners, comment on the terms of any proposed Memorandum of Agreement, but the Owners will remain solely responsible for agreeing the terms of any Memorandum of Agreement regulating any sale.

3.11	Vessel trading in high risk areas
In the event that the Vessel is to trade in a high risk area and in particular an area where piracy is prevalent, the Managers shall:
(i)
Comply in full with the guidance provided by ‘Best Management Practices to Deter Piracy off the Coast of Somalia and in the Arabian Sea Area (BMP)’ as may be revised from time to time and also with any similar guidance which may be issued for other high risk areas.

(ii)	Monitor daily guidance and updates provided by The Maritime Security Centre – Horn of Africa (MSCHOA) website (www.mschoa.org) as may be revised from time to time and advise the Vessel accordingly.
(iii)
Comply with the Managers’ guidelines for ‘Transiting off the coast of Somalia, the Arabian Sea, Gulf of Aden and Red Sea’ as may be revised from time to time and also with any similar guidance which may be issued for other high risk areas. The Managers’ guidelines set out their policy of full compliance with BMP and additional guidance and information on Self Protection Measures (SPM’s) and Citadels or Safe Areas. The Owners will be provided with a copy of the guidelines and costs for SPM’s will be included in the Vessel budget.

(iv)	Where appropriate, ensure the Vessel follows the International Recommended Transit Corridor (IRTC), using the services of an escorted convoy if available or joining a group transit if not.
(v)	Monitor routing recommendations for transiting high risk areas as provided by charterers and insurers and review the same as part of the risk assessment carried out for the transit concerned.
(vi)
Provide sufficient Self Protection Measures (SPM) appropriate to the vessel type, size and speed with a view to protecting the Crew as far as possible in the event of an attack. To be determined by the risk assessment required by BMP for the transit concerned and before entering the high risk area.

(vii)	Provide training for the Crew in BMP prior to transiting any high risk area.

4.	Other Services
4.1
Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out, as agents for and on behalf of the Owners, such Other Services as shall have been indicated in Part III.

4.2	Other Services shall be provided in accordance with the terms of the Appendices contained in Part III.

5.	Managers’ Obligations
5.1
The Managers undertake to use their best endeavours to provide the Basic Services, the Other Services and the Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of Management Services provided however that the Managers in the performance of Management Services shall be entitled to have regard to their overall responsibility in relation to all vessels which may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their reasonable discretion consider to be fair and reasonable.

5.2
The Managers shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall be deemed to be “the Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and by the ISPS Code.

5.3
The Managers undertake the responsibility to cooperate fully with the Owner and/or any other third party audit firm the Owner chooses with regard to the establishment (design) and the annual testing of the internal controls followed by the Manager relating to the operations performed during providing the services described herein to the Owners (provision of Type II SSAE16 report included).

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6.	Owners’ Obligations
6.1	The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement. Time shall be of the essence in respect of the payment of all such sums.
6.2
The Owners shall report (or where the Owners are not the registered owners of the Vessel procure that the registered owners report) to the flag state administration the details of the Managers as the Company as required to comply with the ISM Code.

6.3
The Owners shall procure that throughout the period of this Agreement the Vessel will be insured at the Owners’ expense for not less than sound market value or entered for full gross tonnage, as the case may be, for:

(i)	usual hull and machinery risks (including but not limited to Crew negligence) and excess liabilities;
(ii)	protection and indemnity risks (including but not limited to pollution risks, diversion expenses and Crew risks);
(iii)	freight, defense and demurrage;
(iv)	war risks (including but not limited to blocking and trapping, protection and indemnity, terrorism and Crew risks); and
(v)
in accordance with MLC, establish insurance to compensate Crew, and/or any officers or ratings supplied by the Owners or on their behalf, for monetary loss that they may incur as a result of the failure of a recruitment and placement service or Owners under the employment agreement, to meet its obligations to them; and

(vi)	such other optional insurances as may be agreed by the Owners (such as piracy, kidnap and ransom, loss of hire)
in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies underwriters or associations (provided that, protection and indemnity risks must be placed with a member of the International Group of P&I Clubs) (“the Owners’ Insurances”).
6.4
The Owners shall procure that all premiums and calls on the Owners’ Insurances are paid by their due date and that the Owners’ Insurances name the Managers and any additional party designated by the Managers as a joint assured for protection and indemnity risks (including pollution risks) and a named assured on all other policies, with the benefit of full cover. The Owners shall, if applicable, provide the Managers with written evidence thereof to the reasonable satisfaction of the Managers on or prior to the Date of Commencement and/or on the date on which the Managers notify the Owners of the appointment of any additional party and within seven (7) days of each renewal date. The Owners shall provide Managers with an appropriate certificate of insurance covering any and all liabilities under the MLC including but not limited to financial security in accordance with regulation 2.5.

6.5
On termination of this Agreement (howsoever occasioned) or where the Owners make a change in the P&I Club in which the Vessel is entered, the Owners shall procure that the Managers and any additional party designated by the Managers as a joint or named assured shall cease to be a joint or named assured.

6.6	Owners are responsible for the payment of any tonnage tax applicable at the country where this agreement will be officially registered.
6.7	The Owners are responsible to maintain this management agreement for a minimum period of two (2) months.

7.	Documentation
7.1	On or prior to the Date of Commencement the Owners will deliver to the Managers:
(i) copies of the Vessel’s Certificate of Registry,
(ii) copies of all the Vessel’s trading and classification certificates,
(iii) a copy of the Owners’ certificate of incorporation,
(iv) full details of any resident registered agent for the registered owner of the Vessel,
(v) if applicable, a copy of the bareboat charterparty pursuant to which the Owners are disponent owners of the Vessel,
(vi) in the case of a new vessel, the Owners will deliver a copy of the Building Contract and specification, and in the case of a second hand vessel, a copy of the Memorandum of Agreement in terms of which the Owners acquired the Vessel. The Owners shall be entitled to delete any confidential information (such as price) from the Building Contract or Memorandum of Agreement,
(vii) if the Owners are not the registered owners or the bareboat charterer of the Vessel, in addition to the above, evidence satisfactory to the Managers of their beneficial interest in the Vessel and of their authorisation from the registered owners to enter into this Agreement,
(viii) the name and address of the bank through which the Owners will pay funds due under this Agreement.
In any event, the Managers reserve the right to request evidence satisfactory to them that the Owners are in goodstanding and that the person signing this Agreement on their behalf is duly authorized to do so.

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7.2	The Owners will on request provide the Managers with full details, in writing, of the registered Owners.
7.3
The Owners shall be obliged to obtain any required guarantee, bond or other security including, without limitation, the SCAC code and International Carrier Bond as required in order to access the US Bureau of Customs and Border Protection automated manifest system, as required by 68 Fed Reg. 68139 and as amended, and USCG Certificate of Financial Responsibility for water pollution. The Owners shall also be obliged to obtain any permits, licences or the like required to be obtained by an operator of a vessel including, without limitation, the US EPA vessel general permit.

7.4
At the request of the Owners, the Managers will promptly deliver a duly executed technical manager’s undertaking and subordination to the Owners’ lenders’ rights. The Managers further agree that they will cooperate with the Owners’ lenders in providing such undertaking and subordination letter and any other further documentation which may be required by the Owners’ lenders.

8.	Management Fee
8.1
The Owners shall pay to the Managers a fee in the amounts stated in the Fee Schedule in respect of the Basic Services and Other Services which shall be payable by equal monthly installments, the first installment being payable on the Commencement of this Agreement and the payment of the agreed monthly budgeted amounts fifteen (15) days prior to the purchase of the Vessel including payment of the agreed pre-delivery budget and one (1) month fee applicable for the pre-delivery work in respect of the vessel and subsequent installments being payable monthly in advance and fees for Other Services (if applicable) shall be paid at the rates and times specified in the Fee Schedule.

8.2
If the Managers’ superintendents or other staff spend more than 25 days onboard the Vessel in any calendar year but excluding the dry-docking period of the vessel (or pro rata for part of a calendar year) such days in excess of 25 on board the Vessel shall be charged at the rate of US$650 per man per day.

8.3	Where a charterers vetting inspection may be required and a pre-inspection is requested, the costs of such additional services shall be charged to the Vessel’s account.
8.4
If the Vessel is placed on time charter, any costs incurred in complying with charterers requirements (including, but not limited to, additional reporting requirements and visits to the charterers) will be paid by the Owners.

8.5
The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff and office stationery. The Owners shall reimburse the Managers for all expenses properly incurred under the terms of this Agreement on behalf of the Owners, including, without prejudice to the foregoing generality, postage and communication expenses (which the Managers shall allocate among all vessels managed by them on a basis which the Managers consider to be fair and reasonable having regard to the trade of the vessels, the nationality of the Crews and other relevant factors), Crew Support Costs (as included in the Vessel’s running costs), vessel documentation, administrative expenses of the SOPEP and SSP, travelling expenses and other out of pocket expenses properly and reasonably incurred by the Managers in pursuance of the Management Services. All the above costs will be incurred by the Managers, provided they have been approved by the Owners.

8.6
In the event of the termination of this Agreement on the completion of the two (2) months minimum period the fees payable to the Managers according to the provisions of Clause 8.1 shall, save as aftermentioned, be paid for a further period of two (2) calendar months from the effective date of termination. After that minimum period of the Agreement there will be only one (1) month fees applicable upon termination subject to agreement that the total value of management fees paid will be at least equivalent to four (4) months.

8.7
Fees payable to the Managers will be reviewed annually and shall be adjusted as a minimum by reference to the retail price index relevant to the domicile of the Managers. Where Management Services are wholly or partly provided by third parties, the fees therefor shall be adjusted immediately to take account of increases in the cost of such services. The Managers will, however, use all reasonable endeavours in negotiations with such third parties to minimise such increases.

8.8	All fees are exclusive of Value Added Taxes, if any, or other applicable taxes.
8.9	Save as otherwise provided in this Agreement, all discounts, rebates and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.
8.10
If as a result of collision, accident, emergency, or any other extraordinary circumstances, the Managers’ workload is increased beyond that which the parties could reasonably have anticipated, the Managers shall be entitled to reasonable additional remuneration having regard to the nature of the incident, the personnel and resources of the Managers deployed, and all other relevant circumstances including insurance recoveries.

8.11
If the Owners decide to lay-up the Vessel and such lay-up lasts for more than two (2) months, an appropriate reduction of the management fee for the period exceeding the two (2) months until the Owners give written notice to remobilize the Vessel, shall be mutually agreed between the parties.

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9.	Payments and Management of Funds
9.1
All sums paid to the Managers by or on behalf of the Owners and all moneys collected by the Managers under the terms of this Agreement (other than fees payable by the Owners to the Managers) shall be held to the credit of the Owners in a separate bank account or accounts which shall be operated by the Managers. The Owners agree to provide to the Managers all information and documentation reasonably required to comply with banking “know your customer” procedures.

9.2
Where any sums howsoever arising and whether in respect of fees, budgeted expenditure, non-budgeted expenditure, other liabilities (present, future, liquidated or unliquidated) or expenses are owed to the Managers in connection with the Vessel, the Managers shall be entitled but not obliged at any time or times to apply any sums standing to the credit of the accounts referred to in Clause 9.1 to settle such sums but shall in any event remain payable by the Owners to the Managers on demand.

9.3
On or prior to the Date of Commencement the Owners shall provide to the Managers an amount equivalent to the prorated budgeted days’ expenditure from the Date of Commencement to the end of the first month in management. In addition all pre-delivery expenses are to be funded promptly by the Owners on request from the Managers. The Owners shall provide an amount equivalent to 1/12 of the annual budget for the first full month on or prior to the 1st day of the first full month of the management period. In subsequent months the Managers shall request amounts for the total anticipated monthly expenditure as laid out in clause 9.6.

9.4
On or prior to the Date of Commencement the Owners shall provide to the Managers a sum of US$17,000, which shall be available to the Managers in their sole discretion for payment of any sum due under the terms of this Agreement, which sum will be held in the Manager’s bank account (“the Float”). The Owners agree that on termination of this Agreement the Managers shall be entitled to retain all or part of the Float in payment of any sums then outstanding under the terms of this Agreement and, subject thereto, the Managers shall reimburse the balance of the Float to the Owners within two (2) months after the termination of this agreement.

9.5
The Owners agree that on termination of this agreement payment of all sums outstanding under the terms of the agreement are to be made in advance of the Vessel leaving management. The sum will include without prejudice to the generality of the foregoing, any amounts due to be paid to suppliers and other third parties (as evidenced, in the absence of manifest error, by an accounts payable listing produced by the Managers) and any outstanding accruals for items or services invoiced or delivered. The Owners irrevocably undertake to pay forthwith on request from the Managers any other sums which become due after the effective date of termination, but have been incurred during the prosecution of this Agreement.

9.6
The Managers shall each month request (by letter, telex, fax or e-mail) from the Owners the funds required to run the Vessel for the ensuing month. Such request will be for the total of the anticipated monthly expenditure, including, without prejudice to the generality of the foregoing, any sums due to be paid to suppliers and other third parties in the ensuing month (as conclusively evidenced, in the absence of manifest error, by an accounts payable listing produced by the Managers) and any outstanding accruals for items or services invoiced or delivered. In addition, the Owners shall provide the Managers upon request with any funds which the Managers may reasonably request to cover any unbudgeted, unexpected, occasional or extraordinary item of expenditure. All such funds shall be received by the Managers within five (5) days after the receipt of such requests and shall be held to the credit of the Owners in the account(s) referred to in Clause 9.1. The Managers shall be entitled to allocate such funds in such manner as the Managers reasonably determine, and it shall not be open to the Owners to direct the Managers otherwise and under no circumstances shall any funds received be held on trust by the Managers for any specific purpose. In case there is any surplus of funds, same will be applied on the quarterly budget.

9.7
Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services and all payments due shall be made punctually to the Managers (and not any third party) in accordance with the terms of this Agreement in full without any deduction whatsoever.

9.8
In addition to the funds referred to above the Owners shall pay and/or reimburse the Managers in respect of all expenses incurred prior to the Date of Commencement including, but not limited to, riding Crew wages, initial Crew movements, Crew standby expenses, communication and liaison expenses and ITF welfare contributions.

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10.	Managers’ Right to Sub-Contract
10.1
The Managers shall be entitled to procure performance of the Managers’ obligations hereunder by their parent, subsidiary or associated companies or (in the case of Other Services) third parties (hereinafter collectively called the “Sub-Managers”) in accordance with the following provisions of this Clause 10.1, provided that the Owners have given their prior written consent:

(i)	any such performance of all or any of the Managers’ obligations by the Sub-Managers shall be and constitute full and sufficient performance by the Managers of their obligations hereunder;
(ii)
the Owners hereby agree with the Managers that insofar as the Sub-Managers perform the obligations of the Managers the Sub-Managers shall be entitled to the benefits of the provisions of Clause 11; and

(iii)
any performance of the Managers’ obligations by the Sub-Managers shall be without prejudice to the rights of the Owners hereunder for any failure by the Managers in performance of the Managers’ duties and obligations hereunder and notwithstanding performance by the Sub-Managers the Managers shall remain responsible to the Owners for performance of their obligations hereunder.

10.2	The provisions of Clause 10.1 shall remain in force notwithstanding termination of this Agreement.

11.	Responsibilities

11.1	Force Majeure
11.1.1
Neither the Owners nor the Managers shall be liable for any loss or damage or total or partial failure to perform this Agreement (other than a failure to perform an obligation to pay money) caused wholly or partly by any circumstance or matter beyond the reasonable control of the relevant party, as the case may be, including (without limiting the generality of the foregoing) acts of God, acts of governmental authorities, fires, strikes, floods, epidemics, quarantine restrictions, wars, insurrections, riots, violent demonstrations, criminal offences (other than criminal offences attributable to each Party’s employees, agents or sub-contractors), acts and omissions of civil or military authority or of usurped power, requisition or hire by any governmental or other competent authority, embargoes.

11.1.2
Where a party seeks to rely upon a force majeure event as described in Clause 11.1.1 it will advise the other party of the force majeure event at the earliest opportunity and also advise that party of the likely duration of such force majeure situation.

11.2	Liability to Owners
(i)
Without prejudice to Clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services unless same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder for Basic Services.

(ii)
Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be responsible for any of the acts or omissions of the Crew even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure to discharge their obligations under Clause 3.1 in which case their liability shall be limited in accordance with the terms of this Clause 11.

11.3	Indemnity - General
Except to the extent and solely for the amount therein set out that the Managers would be liable under Clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising out of or in connection with the performance of this Agreement, including, but not limited to, any and all liability arising under the MLC, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

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11.4	Indemnity - tax
11.4.1 Without prejudice to the general indemnity set out in Clause 11.3, the Owners hereby undertake to keep the Managers, their employees, agents and sub-contractors indemnified and to hold them harmless against all taxes, imposts and duties levied by any government as a result of the trading or other activities of the Owners or the Vessel and that whether or not such taxes, imposts and duties are levied on the Owners or the Managers.

11.4.2 If the Owners are required to deduct or withhold taxes from any payments to the Crew Managers under this Agreement, then:

(i)	the Owners shall make such deductions and withholdings in accordance with all applicable laws;
(ii)	the Owners shall pay the full amount deducted or withheld to the appropriate governmental authority in accordance with all applicable laws; and
(iii)
the sum payable to the Crew Managers shall be increased by such additional amounts as necessary so that after making all required deductions and withholdings of taxes, the Crew Managers receive an amount equal to the sum they would have received had no such deductions of withholding taxes been required to be made.

11.5	“Himalaya”
Subject to any provision of the Agreement to the contrary, it is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers and the employees of such sub-contractors) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability defense and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.
11.6	The provisions of Clause 11 shall remain in force notwithstanding termination of this Agreement.

~~12.~~	Liens

~~12.1          The Owners hereby create a charge and equitable lien over the Vessel and Fleet in favour of the Managers in order to secure any sums due to the Managers by virtue of this Agreement. Such charge and or equitable lien shall be considered as a “Maritime Claim” as prescribed in the International Convention Relating to the Arrest of Sea-Going Ships, Brussels May 10 1952 and any amendment thereto or substitution thereof, and the Owners recognise and accept that the Vessel, or any vessel within the Fleet, therefore can be arrested for any sums due to the Managers by virtue of this Agreement. For the purposes of the Supreme Court Act 1981, or equivalent legislation in other jurisdictions, this Agreement shall be deemed a supply contract in respect of goods and materials supplied to the Vessel for her operation and maintenance, and neither party hereto shall take issue and/or dispute either the right of lien or charge, or the corresponding right of arrest.~~
~~12.2~~
~~The Owners hereby grant the Managers a lien upon any and all cargoes, bunkers, hire, sub-hire, all freights, sub-freights relating to the Vessel’s employment, or employment of any vessel within the Fleet, for any sums due to the Managers under this Agreement.~~

13.	Claims/Disputes

13.1
At the request of the Owners, the Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.

13.2	The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.
13.3
The Managers in cooperation with the Owners shall have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4	The Owners shall arrange for the provision of any necessary guarantee bond or other security.
13.5	The Owners agree to the use of MTI Network for crisis management response and agree to pay any fees additional to the annual retainer of MTI Network (as included in the budget) which may be incurred.

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14.	Auditing, Records
14.1
The Managers shall at all times maintain and keep true and correct accounts and shall make the same available at the Managers’ offices for inspection and auditing by the Owners at such times as may be mutually agreed. The Owners agree that the Managers shall be entitled to charge for their reasonable costs and expenses should the Owners require hard copies of supplier invoices and related documentation.

14.2	The Managers shall be entitled to electronically archive all of the Vessels’ records and arrange safe storage of the same, the costs being included in the Vessel’s running costs.
14.3
All accounting and other records relating the Vessel will be retained by the Managers for a period of two (2) years after the date of termination, for whatever reason, of this Agreement, and thereafter shall be destroyed or, if electronically archived, expunged unless the Owners request the Managers to deliver such records to them at the Owners’ expense.

14.4
The Managers may request and the Owners shall, in a timely manner, make available all documentation, information and records reasonably required by the Managers to enable them to perform the Management Services.

15.	Inspection of Vessel
The Owners shall have the right at any time to inspect the Vessel for any reason they consider necessary. The Owners will, where practicable, give reasonable notice to the Managers of their intention to visit the Vessel. After such inspection should Owners advise Mangers of reasonable comments about the Vessel’s condition and the Crew’s performance, Managers undertake to take necessary rectifying actions at the Owners expense.

16.	Compliance with Laws and Regulations
16.1
The parties will not do or permit anything to be done which might cause any breach or infringement of the laws and regulations of the country of registry of the Vessel, and of the places where she trades, provided always that the Managers’ obligations under this Clause will only relate to matters which the Managers are in fact capable of fulfilling and on the understanding that the Managers receive all necessary co-operation, information and funding from the Owners.

16.2	The Parties undertake, represent and warrant that on concluding this Agreement neither they, their Crew, nor any of their employees, agents, or sub-contractors is a Sanctioned Person.

The Parties warrant compliance with Global Trade Laws applicable directly or indirectly to the performance of this Agreement, and undertake that they will not, through any act or omission, place the other in violation of Global Trade Laws.

The Parties accept the requirement of this Clause as a condition of this Agreement entitling the innocent party, without prejudice to any claim for damages for breach of this Agreement to immediately terminate this Agreement should there be a breach, or known future conduct that would likely cause a breach (as determined by either Party in its reasonable discretion), of any of these prohibitions at the innocent Party’s absolute discretion. The Party in breach shall indemnify and hold harmless the innocent Party, its employees, agents and sub-contractors in respect of any loss suffered by any of them as a result of violations of this Clause including any penalties or costs associated with government investigations or enforcement actions under Global Trade Laws.
The Parties accept that the US, EU, and other relevant authorities may from time to time establish or change the applicable Global Trade Laws, and both Parties acknowledge that such an event may render continued performance by either or both under this Agreement illegal or unlawful. In that event and if either Party terminates this Agreement due to a change in US, EU, or other applicable sanctions, both Parties agree that (i) such termination shall not constitute a breach of this Agreement by the Party terminating, and the other Party waives any and all claims against the terminating Party for any loss, cost or expense, including consequential damages, that the other Party may incur by virtue of such termination; and (ii) both Parties agree to take reasonable steps to cooperate in winding down this Agreement.
In this Clause the following words and expressions shall have the meanings hereby assigned to them:

“Embargoed Country” means any country or geographic region subject to comprehensive economic sanctions or embargoes administered by the  U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the EU, including without limitation Cuba, Iran, North Korea, Syria, the Donetsk and Luhansk People’s Republics and the Crimea region.

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“Global Trade Laws” means  the US Export Administration Regulations; the US International Traffic in Arms Regulations; the economic sanctions rules and regulations administered by OFAC as well as any relevant Executive Orders; the sanctions and export control rules and regulations administered by competent authorities in the United Kingdom, including but not limited to sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018, European Union Council Regulations on export controls, including Nos. 428/2009, 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other applicable economic sanctions or export and import control laws.

“Sanctioned Person”  means at any time: (a) any person or entity included on: OFAC’s Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, or the Foreign Sanctions Evaders List; the EU’s Consolidated List of Sanctions Targets; the UK Consolidated List of Asset Freeze Targets and list of persons named in relation to financial and investment restrictions; or any similar list; (b) any person resident in, or entity organised under the laws of, an Embargoed Country; or (c) any person or entity majority-owned or controlled or acting on behalf of any of the foregoing.

17.	Duration of the Agreement

17.1	Termination by Notice
This Agreement shall come into effect on the Date of Commencement for a minimum period of two (2) months and shall continue thereafter until terminated by either party giving to the other notice in writing, in which event this Agreement shall, subject as aftermentioned terminate on the expiry of a period of one (1) month from the date upon which such notice is received. Where the Vessel is not at a convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at a convenient port or place.

17.2	Termination by default - Owners
(i)
The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys requested by the Managers from the Owners, shall not have been received in the Managers’ nominated account within fifteen (15) calendar days of payment having been requested in writing by the Managers or if the Owners fail to comply to the reasonable satisfaction of the Managers with the requirements of clauses 6.3, 6.4 and 6.5 or if the Vessel is repossessed by a mortgagee.

(ii)	If the Owners
(a)	otherwise fail materially to meet their obligations hereunder for reasons within their control, or
(b)
proceed with employment of or continue to employ the Vessel in the carriage of contraband, blockade running or in an unlawful and/or sanctionable trade, or on a voyage or in a manner which, in the opinion of the Managers, is unduly hazardous or improper, or potentially unlawful and/or sanctionable or

(c)
fail to comply with any recommendation of the Managers which the Managers consider to be reasonable and non-compliance with which may affect the Managers’ reputation or its obligations under the ISM Code or any other applicable laws or regulations then the Managers may give written notice to the Owners specifying the default and requiring them to remedy it. In the event that the Owners fail to remedy such default (in the case of (a) above, if remediable) within a reasonable time to the reasonable satisfaction of the Managers, the Managers shall be entitled to terminate this Agreement with immediate effect by notice in writing.

17.3	Termination by Default - Managers
If the Managers fail materially to meet their obligations under this Agreement for reasons within the control of the Managers, the Owners may give written notice to the Managers specifying the default and requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy such default within a reasonable period of time but in any case latest within fifteen (15) days from the date of the Owners’ notice, if remediable, to the reasonable satisfaction of the Owners, the Owners shall be entitled to terminate this Agreement with immediate effect by notice in writing.

17.4	Liquidation
The Parties to this Agreement shall be entitled to terminate this Agreement forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the Owners of the Vessel (otherwise than for the purpose of reconstruction or amalgamation) or the Managers or if a receiver or similar officer is appointed to the Owners or the Managers or if either Party ceases to carry on business or make any special arrangement or composition with their creditors or if the Owners suspend payment under this Agreement.

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17.5	Extraordinary Termination
This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or its being bareboat chartered, if applicable and unless otherwise agreed, when the bareboat charter comes to an end or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.  Notwithstanding such deemed termination, fees shall be paid in accordance with the provisions of Clause 8.6.
17.6	For the purpose of sub-clause 17.5 hereof:
(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the registered owners cease to be registered as owners of the Vessel;
(ii)
the Vessel shall not be deemed to be lost until either she has become an actual total loss or agreement has been reached with her Underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred or a Notice of Abandonment is issued to underwriters.

17.7	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.
17.8
All outstanding fees and other sums payable by the Owners require to be paid in full on or prior to termination, for whatever reason, of this Agreement. Save where the Agreement is terminated by the Owners in accordance with Clause 17.3, the Managers shall be paid fees in accordance with Clause 8.6. The Owners shall also pay on demand Severance Costs together with repatriation costs and expenses.

18.	Confidentiality
18.1
As between the Owners and the Managers, the Owners hereby agree and acknowledge that all title and property in and to the management manuals of the Managers and other written material of the Managers concerning management functions and activities is vested in the Managers and the Owners agree not to disclose the same to any third party and, on the termination of this Agreement, to return all such manuals and other material to the Managers. For the purposes of this Clause reference to “the Managers” includes the parent, subsidiary and associated companies of the Managers and any third parties providing Management Services.

19. Suspension of Services

If, at any time, the Owners have failed to pay the sums due and owing, as set out in Clause 9, or are in breach of any other terms of this Agreement, in addition to the Managers’ rights pursuant to Clause 17 to terminate, the Managers shall, without prejudice to their liberty to terminate, be entitled to withhold/suspend the performance of any and all of their obligations hereunder (including, but not limited to, removal of Crew) and shall have no responsibility whatsoever for any consequences thereof, in respect of which the Owners hereby indemnify the Managers, and fees (as set out in the Fee Schedule) shall continue to accrue and any extra expenses resulting from such withholding shall be for the Owners’ account.

20.	Law and Arbitration
20.1
This Agreement shall be governed by English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 and any amendment thereto or substitution therefor.

20.2	The arbitration shall be conducted in accordance with the London Maritime Arbitrators’ (LMAA) Terms current at the time when the arbitration is commenced.
20.3
Save as aftermentioned, the reference shall be to three arbitrators, one to be appointed by each party and the third by the two so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within fourteen (14) days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and give notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement.

20.4
In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

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20.5
Unless otherwise provided for in a separate agreement, the Owners hereby agree that any claim by any company providing services under clause 24 below shall, unless such company elects otherwise, be subject to English law and any dispute shall be referred to arbitration in accordance with the foregoing provisions of this clause 20.

20.6	Except to the extent provided for in clauses 10, 11 and 20.5 no third party shall have the right to enforce any term of this Agreement.

21.	Amendments to Agreement
21.1	Any and all amendments will be agreed by all the parties in the Agreement and will be in writing.
21.2
It is hereby understood that upon the written request of the Owners, certain Management Services will cease to be performed by the Managers and the Management Fee will be reduced accordingly. An amendment reflecting this will be entered into between the Managers and the Owners.

22.	Time Limit for Claims
Any and all liabilities of either party to the other arising under this Agreement or otherwise in relation to the Vessel (except in the case of fraud) shall be deemed to be waived and absolutely barred on the relevant date unless prior to the relevant date written particulars of any claim (giving details of the alleged breach in respect of which such claim is made and a preliminary statement of the amount claimed) have been intimated in writing by the claimant by the relevant date, and any such claim shall be deemed (if it has not previously been satisfied, settled or withdrawn) to have been withdrawn unless arbitration proceedings have been commenced under Clause 20 prior to the expiry of six (6) months after the relevant date. For the purposes of this Clause 22, the “relevant date” is one year after the date of termination, for whatever reason, of this Agreement.

23.	Condition of Vessel
The Owners acknowledge that they are aware that the Managers are unable to confirm that the Vessel, its systems, equipment and machinery are free from defects, and agree that the Managers shall not in any circumstances be liable for any losses, costs, claims, liabilities and expenses which the Owners may suffer or incur resulting from pre-existing or latent deficiencies in the Vessel, its systems, equipment and machinery.
24.	Use of Associated Companies
24.1
The Managers hereby disclose to the Owners that they may, in the course of performing Management Services, utilize the services of companies associated with the Managers. Without prejudice to the foregoing generality, associated companies of the Managers may be used in connection with inter alia travel, insurance, port agency catering and consultancy services. Where companies associated with the Managers provide services in connection with the above or any other matters, such companies will be entitled to charge and retain for their own benefit usual remuneration for the provision of their services (whether in the form of commission or fees). The Managers will send a list of the Associated Companies to Owners on or prior to the Date of Commencement.

24.2	The Owners hereby consent to the arrangements set out in Clause 24.1.

25.	Notices
25.1	Any notice or other communication under or in relation to this Agreement (a “Communication”) may be sent by fax, registered or recorded mail, by personal delivery.
25.2	The addresses of the parties for service of a Communication shall be as stated in Boxes 5 and 6 respectively of Part I.
25.3	A Communication shall be deemed to have been delivered and shall take effect:
(i)	in the case of a fax on the day of transmission; and
(iii)	if delivered personally or sent by registered or recorded mail at the time of delivery.

26.	Staff Loyalty
The Owners shall not and shall procure that their parent, subsidiary and associate companies shall not, without the written consent of the Managers, during the course of this Agreement or for a period of six (6) months following termination directly or indirectly offer any employment to any employee of the Managers engaged in providing Management Services or directly or indirectly induce or solicit any such person to take up employment with the Owners or any associated or affiliated company or use the services of any such person either independently or via a third party. In the event that the Managers agree to any of its employees accepting an offer of employment as aforesaid, the Owners shall pay to the Managers a sum equivalent to 25% of the new annual salary of that employee, payable within seven days of the date of the written agreement of the Managers. Such payment shall be construed as liquidated damages and not as a penalty, being the parties agreed reasonable estimate of the Managers’ loss. This clause will not apply to any staff recruited or seconded specifically from Seanergy for the Seanergy vessels.

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27.	Entire Agreement
27.1
This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and (in relation to such subject matter) supersedes all prior discussions, understandings and agreements between the parties and all prior representations and expressions of opinion by the parties.

27.2
Each of the parties acknowledges that it is not relying on any statements, warranties, representations or understandings (whether negligently or innocently made) given or made by or on behalf of the other in relation to the subject matter hereof and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement. The only remedy available shall be for breach of contract under the terms of this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

28.	Partial Validity
If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

29.	Non Waiver
No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver in whole or in part. No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

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SHIP TECHNICAL MANAGEMENT AGREEMENT - PART III

ASSOCIATED COMPANIES

1. Travel Management on a 24hour basis: (Global Marine Travel & Everyway Travel)

Services include controls for verifying quotes, integrated billing system, consultancy, cost control and account management, visa assistance, corporate travel.

2. Catering (OCL Oceanic Catering Limited)

Services include cargo ship, offshore, remote site, ferry and cruise catering, consulting for start-up, new building, and operational review, purchasing and logistics.

3. Training (Marlins – Seatec UK Ltd)

English language testing and computer-based training.

4. Condition monitoring (Seatec condition monitoring)

Routine Lube Oil & Fuel Oil analysis, annual thermal & vibration surveys, fluid analysis as required: Fuel Purifier, Cylinder Scrapedown, OWS and drinking water (as per MLC requirements).

5. Technical analysis of vessel performance (V Ships Ship Management (India) Pvt Ltd)

Services include the monitoring of vessel performance by collecting and analysing the main parameters affecting fuel consumption: main engine (ME) consumption, condition of hull and propeller, sludge production and itinerary management in terms of speed and rpm.
The above findings are compiled in monthly reports containing trends and comparisons to optimum performance and to sister/similar vessels, if any, with the purpose of improvement in speed and consumption, cleaning of hull/propeller, operation of vessel within charterparty limits and provision of documents in support of commercial claims.
The service is tailor-made to suit the existing recording equipment available onboard and will include suggestions for improvement fully supported by ROI analysis
The technical performance of the ME is analysed in terms of ME load balance, fuel injection pump, air cooler, Turbo Charge and Economiser conditions with the purpose of improvement in fuel and lube oil consumption and the streamlining spare parts procurement.

6. Safety services (Seatec  Safety Operations )

Safety inspections, pre-vetting, navigational and internal ISM/ISPS audits and on-board training provided world-wide. Ship security plans and Ship security assessments.

7. Radio & Communications (Seatec Communication)

Provision of satellite communications (FBB, VSAT, etc.) Bespoke solutions depending on vessel operational requirements.  Seatec Communication will endeavour to take over existing satellite communication contract at no extra cost to Owners with the purpose of being able to provide consistent, standardised and high quality services across the fleet.

Supply of electronic charts, GDMSS services, Inmarsat PSA and LRIT, crew prepaid cards, entertainment content to crew.

8. Underwater services (Seatek UK Ltd.)

Routine underwater inspections, propeller and hull cleaning. Underwater repair and maintenance as required.

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9. Engineering services and consultancy (Seatec UK Ltd)

Services include naval architecture, engineering, design, emergency response services, laser scanning, new construction supervision and project management services.

10. Navigation (Seatec Communications)

Supply, installation and maintenance of communication and navigation equipment including radars, ECDIS, autopilots.

11. Repairs and Installations (Seatec Repairs)

Provision of riding gangs, turnkey repairs and installations, engine overhauling, electrical installations, annual services and NDT testing.

13.OTHER SERVICES

~~APPENDIX 1* - Chartering (only applicable if not deleted - fee specified in Box 1 of the Fee Schedule)~~

~~The Managers shall, in accordance with the Owner’s instructions, provide chartering services which term includes but is not limited to seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charterparties or other contracts relating to the employment of the Vessel.  Consent thereto in writing (including telex or fax) shall be obtained from the Owners before any contract in respect of the Vessel’s employment is concluded.~~

~~The fee for the foregoing services shall be such sum as is set out in the Fee Schedule.~~

~~APPENDIX 2* - Post Fixture Services (only applicable if not deleted - fee specified in Box 2 of the Fee Schedule)~~

~~The Managers shall provide post fixture services which includes such of  the following functions as have been agreed with the Owners:-~~

 ~~(i)~~	~~liaising with Owners, brokers and charterers in the negotiation of the fixture;~~

~~(ii)~~	~~provision of voyage and time charter estimates;~~

~~(iii)~~	~~checking the cargo specification with the Master and cargo shippers to ensure the Vessel is capable of the safe carriage of the cargo;~~

~~(iv)~~	~~instructing the master regarding the fixture and issuing voyage orders;~~

~~(v)~~	~~arranging on and off hire surveys;~~

~~(vi)~~	~~preparation of accounts and calculation of hire and freights and/or demurrage and despatch moneys due from or due to the charterers of the Vessel if required by the Owners; and~~
~~(vii)~~
~~arrangement of the payment to the Owners of all hire and/or freight revenues or other moneys of whatsoever kind to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel.~~

~~The fee for the foregoing services shall be such sum as is set out in the Fee Schedule.~~

~~APPENDIX 3* - Surveys or other Consultancy Services (only applicable if not deleted - fee specified in Box 3 of the Fee Schedule)~~

~~Any routine superficial inspections of ships afloat or other consultancy services will be undertaken on the following terms:-~~

~~1.~~	~~Any report issued by the Managers is issued solely to the person to whom it is addressed and under no circumstances is any part of it to be issued or made available to any other party.~~

~~2.~~
~~Inspections are limited to those parts of the Vessel, her machinery equipment or records (if made available) which are actually exposed, uncovered or readily accessible and the Managers are unable to report on any other part of the Vessel, her machinery or equipment and shall have no responsibilities whatsoever in such respect.~~

~~3.~~
~~The Managers are unable to report on the ship’s water tightness or integrity, the operational efficiency of its machinery or equipment, its suitability for any business or trade, or its stability characteristics.~~

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~~4.~~	~~The Managers shall in no circumstances be liable for any indirect, consequential or economic losses arising from any surveys of the Vessel or other consultancy services.~~

~~5.~~	~~The Managers’ maximum liability for any loss arising from surveys or consultancy services shall be 10 times the fee payable therefor.~~

~~6.~~
~~Fees in respect of routine superficial inspections afloat shall be charged at the rate of US$850 per day or part thereof.  Fees for other consultancy services shall be agreed before work is commenced and unless otherwise agreed shall be payable on delivery of the report by the Managers.~~

~~APPENDIX 4* - Bunker Services (only applicable if not deleted - fee specified in Box 4 of the Fee Schedule)~~

~~The Managers shall arrange for the provision of bunker fuel of the quality agreed with the Owners as required for the Vessel’s trade.~~

~~The Managers shall be entitled to order bunker fuel through such brokers or suppliers as the Managers deem appropriate unless the Owners instruct the Managers to utilise a particular supplier which the Managers will be obliged to do provided that the Owners have made prior credit arrangements with such supplier.  The Owners shall comply with the terms of any credit arrangements made by the Managers on their behalf.~~

~~The Managers shall not in any circumstances have any liability for any bunkers which do not meet the required specification.   The Managers will , however, take such action, on behalf of the Owners, against the supplier of the bunkers, as is agreed with the Owners~~

~~The fee for the foregoing services shall be such sum as is set out in the Fee Schedule.~~

APPENDIX 5 - On Board Safety Audit and Safety Training (only applicable if not deleted – at no extra cost)

1.	The Managers shall arrange on board safety audit and training which will include the following functions:

(i)	preparation and updating of specialist safety manuals not already included in the SMS;

(ii)	periodic on board safety audit and on board safety training;
(iii)	reporting to the Vessel (via the Managers) on information gained from visits to other vessels and industry forums.

2.	The cost of the foregoing services shall be such sum as is set out in the Fee Schedule and shall be included in the budget agreed with the Owners.

3.	The Managers have entered into sub-contracts with third parties to permit them to supply this service.

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SHIP TECHNICAL MANAGEMENT AGREEMENT – PART IV

FEE SCHEDULE

SHIP NAME:  EXELIXSEA

BASIC SERVICES (Clause 3 of Part II)	Amount	Frequency

Management Fee	As per agreed budget	Monthly in advance
Information System fees (Shipsure)	As per agreed budget	Per year
Planned maintenance - data base development fee (maximum of 30 chargeable days)	As per agreed budget	30 days of invoice
Crewing: Fixed Cost invoice – Crewing Costs (Part VI)	As per agreed budget	Monthly

Other Crew costs (ITF, SEPF, PNO fee etc.)		Monthly

Management Expenses:		Monthly

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SHIP TECHNICAL MANAGEMENT AGREEMENT - PART V

FLEET DETAILS

Per Part I, “1. Vessel Details”.

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SHIP TECHNICAL MANAGEMENT AGREEMENT - PART VI

INITIAL BUDGET

 As attached.
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Crew Complement

As per agreed budget.

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2023 Budget (all figures in USD)

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